EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: December 21, 2006
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

Csc Announces Successful Completion of Consent Solicitation for 6 1/4% Notes Due 2009

          EL SEGUNDO, Calif., Dec. 21 - Computer Sciences Corporation (NYSE: CSC) announced that it successfully completed its previously announced consent solicitation from the holders of record as of Dec. 11, 2006, of the $200 million aggregate outstanding principal amount of its 6 1/4% Notes due March 15, 2009 (CUSIP No. 205363AB0), issued under the Indenture, dated as of March 8, 1999, among CSC, as issuer, and Citibank, N.A., a national banking association, as trustee. CSC was requesting a one-time waiver of any default or event of default that has arisen or may arise by virtue of CSC's failure to file with the Securities and Exchange Commission and furnish to the Trustee and holders of the Notes, certain reports required to be so filed and furnished by CSC pursuant to the terms of the Indenture.

          Approval of the Waiver effectively extends the existing 30-day cure period in the Indenture by 60 days with respect to the reporting requirements in the Indenture, which is consistent with the cure period for the reporting requirements under the indentures that govern CSC's three other outstanding series of notes and similar to the cure period provided in the waiver of default granted on November 17, 2006, by CSC's lenders under its $1 billion credit agreement for failure to comply with the reporting covenant in the Credit Agreement.

- more -

Computer Sciences Corporation - Page 2	December 21, 2006

          Each holder of record on Dec. 11, 2006, who validly delivered their consent, and did not revoke such consent, will receive a payment of $1.25 for each $1,000 principal amount of Notes to which such consent related. If CSC has not filed its 2007 Second Quarter Report with the SEC on or before 5:30 p.m., New York City time, on January 5, 2007, CSC will pay on the following business day, or as promptly as practicable thereafter, to each holder of record on Dec. 11, 2006, who validly delivered their consent, and did not revoke such consent, an additional $1.25 for each $1,000 in principal amount of Notes.

Merrill Lynch & Co. acted as Solicitation Agent for the consent solicitation. Global Bondholder Services acted as the Tabulation/Information Agent.

          This announcement is for informational purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.

About Computer Sciences Corporation

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended Sept. 29, 2006. For more information, visit the company's Web site at www.csc.com.

- more -

Computer Sciences Corporation - Page 3	December 21, 2006

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent CSC's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside CSC's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Risk Factors" in CSC's Form 10-K for the fiscal year ended March 31, 2006. CSC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

- 0 -